Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Registration Statement of HiEnergy Technologies, Inc. and Subsidiaries on Pre-effective amendment No. 2 on Form SB-2/A (No. 333-108934) of our report, dated July 8, 2003, except for Note 2 as to which the date is December 19, 2003, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement, and of our report dated July 8, 2003 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to our Firm under the captions "Experts" in the Prospectus.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 24, 2004